
                                                                                                      ____________________________
                                                                                                              OMB APPROVAL
FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        ____________________________
                                           WASHINGTON, D.C. 20549                                     OMB Number:        3235-0287
[ ] CHECK THIS BOX IF NO                                                                              Expires:    January 31, 2005
    LONGER SUBJECT TO           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                          Estimated average burden
    SECTION 16. FORM 4                                                                                hours per response.......0.5
    OR FORM 5 OBLIGATIONS                                                                             ____________________________
    MAY CONTINUE. SEE
    INSTRUCTION 1(b).

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
____________________________________________________________________________________________________________________________________

1.  Name and Address of        2.  Issuer Name AND Ticker                            6.  Relationship of Reporting Person(s) to
    Reporting Person*              or Trading Symbol                                     Issuer (Check all applicable)

 Patel    Magan     C.             UnionBanCal Corporation "UB"
_________________________________________________________________________________    ____Director               ____10% Owner
(Last)    (First) (Middle)     3.  I.R.S. Identification     4.  Statement for        X                                   (specify
                                   Number of Reporting           Month/Day/Year      ____Officer (give          ____Other  title
c/o UnionBanCal Corporation        Person, if an entity                                          title below)              below)
400 California Street              (voluntary)                   April 1, 2003       Executive Vice President
______________________________                               _______________________________________________________________________
        (Street)                                             5.  If Amendment,      7.  Individual or Joint/Group Filing
San Francisco California 94104                                   Date of Original        (Check Applicable Line)
______________________________                                   (Month/Day/Year)   X
(City)         (State)   (Zip)                                                     ___Form filed by One Reporting Person

                                                                                   ___Form filed by More than One Reporting Person
____________________________________________________________________________________________________________________________________

                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIARY OWNED
____________________________________________________________________________________________________________________________________

1. Title of       2. Trans-   2A. Deemed        3. Transaction   4. Securities       5. Amount of      6. Ownership  7. Nature of
   Security          action       Execution        Code             Acquired (A)        Securities        Form:         Indirect
   (Instr. 3)        Date         Date, if         (Instr. 8)       or Disposed         Beneficially      Direct(D)     Beneficial
                    (Month/       any (Month/                       of (D)              Owned Following   or            Ownership
                     Day/         Day/Year)                         (Instr. 3, 4        Reported          Indirect
                     Year)                                          and 5)              Transaction(s)    (I)           (Instr. 4)
                                                ____________________________________
                                                                                        (Instr. 3         (Instr. 4)
                                                   Code      V   Amount (A) or Price    and 4)
                                                                        (D)
____________________________________________________________________________________________________________________________________
Common Stock                                                                              1,401.815 (1)       D
____________________________________________________________________________________________________________________________________
Common Stock                                                                            18,015.7311 (2)       I          by 401(k)
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                  SEC 1474 (9-02)


           POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                             TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER



FORM 4 (CONTINUED)                          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

____________________________________________________________________________________________________________________________________

1. Title of Derivative   2. Conver-    3. Trans-   3A. Deemed     4. Trans-    5. Number of      6. Date Exer-     7. Title and
    Security                sion or       action       Execution     action       Derivative        cisable and       Amount of
    (Instr. 3)              Exercise      Date         Date, if      Code         Securities        Expiration        Underlying
                            Price of      (Month/      any           (Instr.      Acquired (A)      Date              Securities
                            Deri-         Day/         (Month/       8)           or Disposed       (Month/Day/       (Instr. 3
                            vative        Year)        Day/Year)                  of (D)            Year)             and 4)
                            Security                                              (Instr. 3,4
                                                                                  and 5)
                                                                  __________________________________________________________________
                                                                  Code    V     (A)        (D)   Date     Expi-   Title   Amount
                                                                                                 Exer-    ration          or
                                                                                                 cisable  Date            Number
                                                                                                                          of
                                                                                                                          Shares
____________________________________________________________________________________________________________________________________
Nonqualified Stock
Options                     $39.80         4/1/03                  A            12,000            (3)   4/1/2013  Common  12,000
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________
Balance of all non-
qualified stock
options granted
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________




8. Price      9. Number        10. Owner-        11. Nature
   of            of deriv-         ship              of
   Deriv-        ative             Form of           Indirect
   ative         Securities        Deriv-            Benefi-
   Security      Bene-             ative             cial
   (Instr.       ficially          Security:         Owner-
   5)            Owned             Direct            ship
                 Following         (D) or            (Instr.4)
                 Reported          Indirect
                 Transaction(s)    (I)
                 (Instr. 4)        (Instr. 4)
______________________________________________________________

                 12,000                D
______________________________________________________________

______________________________________________________________


                 89,900                D
______________________________________________________________

______________________________________________________________

______________________________________________________________


EXPLANATION OF RESPONSES:
  (1)  Total includes 1,200 shares of Restricted Stock and 201.815 shares held in the UnionBanCal Dividend Reinvestment and Stock
       Purchase Plan as of 1/3/03.
  (2)  Shares held in the Union Bank of California 401(k) Plan as of 2/28/03.
  (3)  The option vests in three equal annual installments beginning 4/1/2004.



**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                                                            /s/ MAGAN C. PATEL                         4/2/03
                                                                            ________________________________________________________
                                                                            **Signature of Reporting Person              Date



Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
in this form are not required to respond unless the form displays a currently valid OMB Number.                            Page 2
